AMENDED AND RESTATED

                  INTER-COMPANY POWER AGREEMENT

                   DATED AS OF MARCH 13, 2006

                              AMONG

               OHIO VALLEY ELECTRIC CORPORATION,
               ALLEGHENY ENERGY SUPPLY COMPANY, LLC
               APPALACHIAN POWER COMPANY,
               THE CINCINNATI GAS & ELECTRIC COMPANY,
               COLUMBUS SOUTHERN POWER COMPANY,
               THE DAYTON POWER AND LIGHT COMPANY,
               FIRSTENERGY GENERATION CORP.,
               INDIANA MICHIGAN POWER COMPANY,
               KENTUCKY UTILITIES COMPANY,
               LOUISVILLE GAS AND ELECTRIC COMPANY,
               MONONGAHELA POWER COMPANY,
               OHIO POWER COMPANY, and
               SOUTHERN INDIANA GAS AND ELECTRIC COMPANY






                      AMENDED AND RESTATED

                  INTER-COMPANY POWER AGREEMENT



          THIS AGREEMENT, dated as of March 13, 2006, by and among Ohio Valley Electric Corporation (herein called OVEC), Allegheny Energy Supply Company, LLC (herein called Allegheny), Appalachian Power Company (herein called Appalachian), The Cincinnati Gas & Electric Company (herein called Cincinnati), Columbus Southern Power Company (herein called Columbus), The Dayton Power and Light Company (herein called Dayton), FIRSTENERGY GENERATION CORP. (herein called FirstEnergy), Indiana Michigan Power Company (herein called Indiana), Kentucky Utilities Company (herein called Kentucky), Louisville Gas and Electric Company (herein called Louisville), Monongahela Power Company (herein called Monongahela), Ohio Power Company (herein called Ohio Power), and Southern Indiana Gas and Electric Company (herein called Southern Indiana, and all of the foregoing, other than OVEC, being herein sometimes collectively referred to as the Sponsoring Companies and individually as a Sponsoring Company) hereby amends and restates in its entirety, the Inter-Company Power Agreement dated as of July 10, 1953 as amended from time to time (herein called the Original Agreement), by and among OVEC, Appalachian, Cincinnati, Columbus, Dayton, Indiana, Kentucky, Louisville, Monongahela Ohio Edison Company, Ohio Power, Pennsylvania Power Company, The Potomac Edison Company, Southern Indiana, The Toledo Edison Company and West Penn Power Company.

          Witnesseth That:

          Whereas, the Original Agreement was amended by Modification No. 1, dated as of June 3, 1966; Modification No. 2, dated as of January 7, 1967; Modification No. 3, dated as of November 15, 1967; Modification No. 4, dated as of November 5, 1975; Modification No. 5, dated as of September 1, 1979; Modification No. 6, dated as of August 1, 1981; Modification No. 7, dated as of January 15, 1992; Modification No. 8, dated as of January 19, 1994; Modification No. 9, dated as of August 17, 1995; Modification No. 10, dated as of January 1, 1998; Modification No. 11, dated as of April 1, 1999; Modification No. 12, dated as of November 1, 1999; Modification No. 13, dated as of May 24, 2000; Modification No. 14, dated as of April 1, 2001; and Modification No. 15, dated as of April 30, 2004 (the Modifications); and

          Whereas, OVEC designed, purchased, and constructed, and continues to operate and maintain two steam-electric generating stations, one station (herein called Ohio Station) consisting of five turbo-generators and all other necessary equipment, at a location on the Ohio River near Cheshire, Ohio, and the other station (herein called Indiana Station) consisting of six turbogenerators and all other necessary equipment, at a location on the Ohio River near Madison, Indiana, (the Ohio Station and the Indiana Station being herein called the Project Generating Stations); and

          Whereas, OVEC also designed, purchased, and constructed, and continues to operate and maintain necessary transmission and general plant facilities (herein called the Project Transmission Facilities) and OVEC established or cause to be established interconnections between the Project Generating Stations and the systems of certain of the Sponsoring Companies; and

          Whereas, OVEC entered into an agreement, attached hereto as Exhibit A, with Indiana-Kentucky Electric Corporation (herein called IKEC), a corporation organized under the laws of the State of Indiana as a wholly owned subsidiary corporation of OVEC, which has been amended and restated as of the date of this Agreement and embodies the terms and conditions for the ownership and operation by IKEC of the Indiana Station and such portion of the Project Transmission Facilities which are to be owned and operated by it; and

          Whereas, transmission facilities were constructed by certain of the Sponsoring Companies to interconnect the systems of such Sponsoring Companies, directly or indirectly, with the Project Generating Stations and/or the Project Transmission Facilities, and the Sponsoring Companies have agreed to pay for Available Power, as hereinafter defined, as may be available at the Project Generating Stations; and

          Whereas, pursuant to East Central Area Reliability Group ("ECAR") Document No. 2, entitled DAILY OPERATING RESERVE, as revised August 8, 1996 ("ECAR Document No. 2"), Corporation is required to have available spinning reserve equal to a percentage of its internal load as well as supplemental reserve equal to a percentage of its internal load, which supplemental reserve is expected to be provided by the Sponsoring Companies in proportion to their respective Power Participation Ratios as defined in subsection 1.0120; and

          Whereas, the parties hereto desire to amend and restate in their entirety, the Original Agreement and all of the Modifications, to define the terms and conditions governing the rights of the Sponsoring Companies to receive Available Power from the Project Generating Stations and the obligations of the Sponsoring Companies to pay therefor.

          Now, Therefore, the parties hereto agree with each other as follows:


          ARTICLE 1



                           Definitions



	1.01. For the purposes of this Agreement, the following terms, wherever used herein, shall have the following meanings:

	1.011 "Affiliate" means, with respect to a specified person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person; provided that "control" for these purposes means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

	1.012     "Arbitration Board" has the meaning set forth in
Section 9.10.

	1.013 "Available Energy" of the Project Generating Stations means the energy associated with Available Power.

	1.014 "Available Power" of the Project Generating Stations at any particular time means the total net kilowatts at the 345-kV busses of the Project Generating Stations which Corporation in its sole discretion will determine that the Project Generating
Stations will be capable of safely delivering under conditions then prevailing, including all conditions affecting capability.

	1.015 "Corporation" means OVEC, IKEC, and all other subsidiary corporations of OVEC.

	1.016 "Decommissioning and Demolition Obligation" has the meaning set forth in Section 5.03(f) hereof.

	1.017 "ECAR Emergency Energy" means energy sold by Corporation from its Spinning Reserve during an ECAR Reserve
Sharing Period.

	1.018 "ECAR Reserve Sharing Period" means any period of time during which any control area within ECAR ("ECAR Member") is experiencing a system contingency which requires implementation of ECAR's reserve sharing procedures.

	1.019 "Effective Date" means March 13, 2006, or to the extent necessary, such later date on which Corporation notifies the Sponsoring Companies that all conditions to effectiveness, including all required waiting periods and all required regulatory acceptances or approvals, of this Agreement have been satisfied in form and substance satisfactory to the Corporation.

	1.0110    "Election Period" has the meaning set forth in Section
9.183(a) hereof.

	1.0111 "Minimum Generating Unit Output" means 80 MW (net) for each of the Corporation's generation units; provided that such "Minimum Generating Unit Output" shall be confirmed from time to time by operating tests on the Corporation's generation units and shall be adjusted by the Operating Committee as appropriate following such tests.

	1.0112 "Minimum Loading Event" means a period of time during which one or more of the Corporation's generation units are operating at below the Minimum Generating Output as a result of the Sponsoring Companies' failure to schedule and take delivery of sufficient Available Energy.

	1.0113 "Minimum Loading Event Costs" means the sum of the following costs caused by one or more Minimum Loading Events: (i) the actual costs of any of the Corporation's generating units burning fuel oil; and (ii) the estimated actual additional costs to the Corporation resulting from Minimum Loading Events, including without limitation the incremental costs of additional emissions allowances, reflected in the schedule of charges prepared by the Operating Committee and in effect as of the commencement of any Minimum Loading Event, which schedule may be adjusted from time to time as necessary by the Operating
Committee.

	1.0114    "Month" means a calendar month.

	1.0115     "Nominal Power Available" means an individual
Sponsoring Company's Power Participation Ratio share of the
Corporation's current estimate of the maximum amount of Available
Power available for delivery at any given time.

	1.0116 "Offer Notice" means the notice required to be given to the other Sponsoring Companies by a Transferring Sponsor offering to sell all or a portion of such Transferring Sponsor's rights, title and interests in, and obligations under this Agreement. At a minimum, the Offer Notice shall be in writing and shall contain
(i) the rights, title and interests in, and obligations under this Agreement that the Transferring Sponsor proposes to Transfer; and (ii) the cash purchase price and any other material terms and conditions of such proposed transfer. An Offer Notice may not contain terms or conditions requiring the purchase of any non-OVEC interests.

	1.0117 "OVEC Emergency Energy" means energy purchased by Corporation during an ECAR Reserve Sharing Period pursuant to the provisions of ECAR Document No. 2.

	1.0118 "Permitted Assignee" means a person that is (a) a Sponsoring Company or its Affiliate whose long-term unsecured non-credit enhanced indebtedness, as of the date of such assignment, has a Standard & Poor's credit rating of at least BBB- and a Moody's Investors Service, Inc. credit rating of at least Baa3 (provided that, if the proposed assignee's long-term unsecured non-credit enhanced indebtedness is not currently rated by one of Standard & Poor's or Moody, such assignee's long-term unsecured non-credit enhanced indebtedness, as of the date of such assignment, must have either a Standard & Poor's credit rating of at least BBB- or a Moody's Investors Service, Inc. credit rating of at least Baa3); or (b) a Sponsoring Company or its Affiliate that does not meet the criteria in subsection (a) above, if the Sponsoring Company or its Affiliate that is assigning its rights, title and interests in, and obligations under, this Agreement agrees in writing (in form and substance satisfactory to Corporation) to remain obligated to satisfy all of the obligations related to the assigned rights, title and interests to the extent such obligations are not satisfied by the assignee of such rights, title and interests; provided that, in no event shall a person be deemed a "Permitted Assignee" if counsel for the Corporation reasonably determines that the assignment of the rights, title or interests in, or obligations under, this Agreement to such person could cause a termination, default, loss or payment obligation under any security issued, or agreement entered into, by the Corporation prior to such transfer.

	1.0119 "Postretirement Benefit Obligation" has the meaning set forth in Section 5.03(e) hereof.

	1.0120 "Power Participation Ratio" as applied to each of the Sponsoring Companies refers to the percentage set forth opposite its respective name in the tabulation below:
     Company                               Power Participation
                                              Ratio-Percent

     Allegheny			                   9.00
     Appalachian                                  15.69
     Cincinnati                                    9.00
     Columbus                                      4.44
     Dayton                                        4.90
     FirstEnergy                                  20.50
     Indiana                                       7.85
     Kentucky                                      2.50
     Louisville                                    5.63
     Monongahela                                   3.50
     Ohio Power                                   15.49
     Southern Indiana                              1.50
                                                  -----
        Total                                     100.0

	1.0121 "Spinning Reserve" means unloaded generation which is synchronized and ready to serve additional demand within ten minutes.

	1.0122 "Supplemental Reserve" means a combination of spinning reserve, qualified interruptible load, qualified quick-start generating capacity or pre-scheduled assistance from another system which can be fully utilized within ten minutes.

	1.0123 "Third Party" means any person other than a Sponsoring Company or its Affiliate.

	1.0124 "Total Minimum Generating Output" means the product of the Minimum Generating Unit Output times the number of the Corporation's generation units available for service at that time.

	1.0125    "Transferring Sponsor" has the meaning set forth in
Section 9.183(a) hereof.

	1.0126 "Uniform System of Accounts" means the Uniform System of Accounts prescribed by the Federal Energy Regulatory
Commission as in effect on January 1, 2004.

                            ARTICLE 2

                     Transmission Facilities

	2.01. Limited Burdening of Corporation's Transmission Facilities. Transmission facilities owned by the Corporation, including the Project Transmission Facilities, shall not be burdened by power and energy flows of any Sponsoring Company to an extent which would impair or prevent the transmission of Available Power, ECAR Emergency Energy or OVEC Emergency Energy.


                            ARTICLE 3

                 ECAR and OVEC Emergency Energy

	3.01. In order to enable Corporation to fulfill its obligation under ECAR Document No. 2 to maintain Supplemental Reserve equal to a percentage of Corporation's internal load, each Sponsoring Company shall stand ready to supply its Power Participation Ratio of OVEC's Supplemental Reserve obligation to other members of ECAR during any ECAR Reserve Sharing Period. It is understood, however, that the amount which each Sponsoring Company may charge for its share of such Supplemental Reserve shall be such Sponsoring Company's FERC filed emergency energy charge.

	3.02. In order to enable Corporation to fulfill its obligation under ECAR Document No. 2 to provide some or all of the energy available from OVEC's Spinning Reserve to an ECAR Member which is in need of ECAR Emergency Energy, the Sponsoring Companies shall stand ready to purchase from Corporation the energy available from its Spinning Reserve, or any portion thereof, for their own emergency use or for resale to or for another ECAR Member which is experiencing an emergency and shall also stand ready to transmit such energy to or for another ECAR Member which is experiencing an emergency.

	3.03. In the event that Corporation is required to purchase, and pay other entities for, OVEC Emergency Energy, each Sponsoring Company shall pay its share, in accordance with its Power Participation Ratio, of the full amount paid by Corporation for OVEC Emergency Energy in accordance with the applicable FERC filed emergency energy charge; provided, however, that Corporation shall credit any payments which Corporation owes to any Sponsoring Company for ECAR Emergency Energy against the amounts otherwise payable by such Sponsoring Company for OVEC
Emergency Energy.


                            ARTICLE 4

                     Available Power Supply

	4.01. Operation of Project Generating Stations. Corporation shall operate and maintain the Project Generating Stations in a manner consistent with safe, prudent, and efficient operating practice so that the Available Power available from said stations shall be at the highest practicable level attainable consistent with OVEC's obligations under ECAR Document No. 2 throughout the term of this Agreement.

	4.02. Available Power Entitlement. The Sponsoring Companies collectively shall be entitled to take from Corporation and Corporation shall be obligated to supply to the Sponsoring
Companies any and all Available Power and Available Energy pursuant to the provisions of this Agreement. Each Sponsoring
Company's Available Power Entitlement hereunder shall be its Power Participation Ratio, as defined in subsection 1.0120, of Available Power.

	4.03. Available Energy. Corporation shall make Available Energy available to each Sponsoring Company in proportion to said
Sponsoring Company's Power Participation Ratio. No Sponsoring
Company, however, shall be obligated to avail itself of any Available Energy. Available Energy shall be scheduled and taken by the Sponsoring Companies in accordance with the following procedures:

	4.031 Each Sponsoring Company shall schedule the delivery of all or any portion (in whole MW increments) of its entitlement to Available Energy in accordance with scheduling procedures established by the Operating Committee from time to time.

	4.032 In the event that any Sponsoring Company does not schedule the delivery of all of its Power Participation Ratio share of Available Energy, then each such other Sponsoring
Company may schedule the delivery of all or any portion (in whole MW increments) of any such unscheduled share of Available Energy (through successive allotments if necessary) in proportion to their Power Participation Ratios.

	4.033 Notwithstanding any Available Energy schedules made in accordance with this Section 4.03 and the applicable scheduling procedures, (i) the Corporation shall adjust all schedules to the extent that the Corporation's actual generation output is less than or more than the expected Nominal Power Available to all Sponsoring Companies; and (ii) immediately following a Minimum
Loading Event, any Sponsoring Company causing (in whole or part) such Minimum Loading Event shall have its Available Energy schedules increased after the schedules of the Sponsoring
Companies not causing such Minimum Load Event, in accordance with the estimated ramp rates associated with the shutdown and start-up of the Corporation's generation units as reflected in the schedules prepared by the Operating Committee and in effect as of the commencement of any Minimum Loading Event, which schedules may be adjusted from time to time as necessary by the Operating
Committee.

	4.034 Each Sponsoring Company availing itself of Available Energy shall be entitled to an amount of energy (herein called billing kilowatt-hours of Available Energy) equal to its portion, determined as provided in this Section 4.03, of the total
Available Energy after deducting therefrom such Sponsoring
Company's proportionate share, as defined in this Section 4.03, of all losses as determined by the Operating Committee which would be incurred in transmitting the total of such Available
Energy from the 345-kV busses of the Project Generating Stations to the applicable delivery points, as scheduled pursuant to
Section 9.01, of all Sponsoring Companies availing themselves of Available Energy. The proportionate share of all such losses that shall be so deducted from such Sponsoring Company's portion of Available Energy shall be equal to all such losses multiplied by the ratio of such portion of Available Energy to the total of such Available Energy. Each Sponsoring Company shall have the right, pursuant to this Section 4.03, to avail itself of Available Energy for the purpose of meeting the loads of its own system and/or of supplying energy to other systems in accordance with agreements, other than this Agreement, to which such Sponsoring Company is a party.

	4.035 To the extent that, as a result of the failure by one or more Sponsoring Companies to take its respective Power
Participation Ratio share of the applicable Total Minimum
Generating Output during any hour, a Minimum Loading Event shall occur, then such one or more Sponsoring Companies shall be assessed charges for any Minimum Loading Event Costs in accordance with Section 5.05.

ARTICLE 5



Charges for Available Power, ECAR and OVEC Emergency Energy, and
                   Minimum Loading Event Costs

	5.01. Total Monthly Charge. The amount to be paid to Corporation each month by the Sponsoring Companies for Available Power and Available Energy supplied under this Agreement shall consist of the sum of an energy charge, a demand charge and, if applicable, an emergency energy charge, all determined as set forth in this Article 5.

	5.02. Energy Charge. The energy charge to be paid each month by the Sponsoring Companies for Available Energy shall be determined by Corporation as follows:

	5.021 Determine the aggregate of all expenses for fuel incurred in the operation of the Project Generating Stations, in accordance with Account 501 (Fuel), Account 506.5 (Variable
Reagent Costs Associated With Pollution Control Facilities) and
509 (Allowances) of the Uniform System of Accounts.

	5.022 Determine for such month the difference between the total cost of fuel as described in subsection 5.021 above and the sum of (i) the total cost of fuel used to generate ECAR Emergency Energy, and (ii) the total cost of fuel included in any Minimum Loading Event Costs payable to the Corporation for such month pursuant to Section 8.04. For the purposes hereof the difference so determined shall be the fuel cost allocable for such month to the total kilowatt-hours of energy generated at the Project Generating Stations for the supply of Available Energy. For Available Energy availed of by the Sponsoring Companies, each Sponsoring Company shall pay Corporation for each such month an amount obtained by multiplying the ratio of the billing kilowatt-hours of such Available Energy availed of by such Sponsoring
Company during such month to the aggregate of the billing kilowatt-hours of all Available Energy availed of by all Sponsoring Companies during such month times the total cost of fuel as described in this subsection 5.022 for such month.

	5.03. Demand Charge. During the period commencing with the Effective Date and for the remainder of the term of this Agreement, demand charges payable by the Sponsoring Companies to Corporation shall be determined by the Corporation as provided below in this Section 5.03. Each Sponsoring Company's share of the aggregate demand charges shall be the percentage of such charges represented by its Power Participation Ratio.

          The aggregate demand charge payable each month by the Sponsoring Companies to Corporation shall be equal to the total costs incurred for such month by Corporation resulting from its ownership, operation, and maintenance of the Project Generating Stations and Project Transmission Facilities determined as follows:

          As soon as practicable after the close of each calendar month the following components of costs of Corporation (eliminating any duplication of costs which might otherwise be reflected among the corporate entities comprising Corporation) applicable for such month to the ownership, operation and maintenance of the Project Generating Stations and the Project Transmission Facilities, including additional facilities and/or spare parts (such as fuel processing plants, flue gas or waste product processing facilities, and facilities reasonably required to enable the Corporation to limit the emission of pollutants or the discharge of wastes in compliance with governmental requirements) and replacements necessary or desirable to keep the Project Generating Stations and the Project Transmission Facilities in a dependable and efficient operating condition, and any provision for any taxes that may be applicable to such charges, to be determined and recorded in the following manner:

                 (a)  Component (A) shall consist of fixed charges made up of
               (i) the amounts of interest properly chargeable to Accounts 427, 430 and 431, less the amount thereof credited to Account 432, of the Uniform System of Accounts, including the interest component of any purchase price, interest, rental or other payment under an installment sale, loan, lease or similar agreement relating to the purchase, lease or acquisition by Corporation of additional facilities and replacements (whether or not such interest or other amounts have come due or are actually payable during such Month), (ii) the amounts of amortization of debt discount or premium and expenses properly chargeable to Accounts 428 and 429, and (iii) an amount equal to the sum of (I) the applicable amount of the debt amortization component for such month required to retire the total amount of indebtedness of Corporation issued and outstanding, (II) the amortization requirement for such month in respect of indebtedness of Corporation incurred in respect of additional facilities and replacements, and (III) to the extent not provided for pursuant to clause (II) of this clause (iii), an appropriate allowance for depreciation of additional facilities and replacements.

                 (b) Component (B) shall consist of the total operating expenses for labor, maintenance, materials, supplies, services, insurance, administrative and general expense, etc., properly chargeable to the Operation and Maintenance Expense Accounts of the Uniform System of Accounts (exclusive of Accounts 501, 509, 555, 911, 912, 913, 916, and 917 of the Uniform System of Accounts), minus the total of all non-fuel costs included in any Minimum Loading Event Costs payable to the Corporation for such month pursuant to
               Section 8.04, and plus any additional amounts which, after provision for all income taxes on such amounts (which shall be included in Component (C) below), shall equal any amounts paid or payable by Corporation as fines or penalties with respect to occasions where it is asserted that Corporation failed to comply with a law or regulation relating to the emission of pollutants or the discharge of wastes.

                 (c) Component (C) shall consist of the total expenses for
               taxes, including all taxes on income but excluding any federal income taxes arising from payments to Corporation under Component
               (D) below, and all operating or other costs or expenses, net of income, not included or specifically excluded in Components (A) or (B) above, including tax adjustments, regulatory adjustments, net losses for the disposition of property and other net costs or expenses associated with the operation of a utility.

                 (d) Component (D) shall consist of an amount equal to the product of $2.089 multiplied by the total number of shares of capital stock of the par value of $100 per share of Ohio Valley Electric Corporation which shall have been issued and which are outstanding on the last day of such month.

                 (e) Component (E) shall consist of an amount to be sufficient to pay the costs and other expenses relating to the establishment, maintenance and administration of life insurance, medical insurance and other postretirement benefits other than pensions attributable to the employment and employee service of active employees, retirees, or other employees, including without limitation any premiums due or expected to become due, as well as administrative fees and costs, such amounts being sufficient to provide payment with respect to all periods for which Corporation has committed or is otherwise obligated to make such payments, including amounts attributable to current employee service and any unamortized prior service cost, gain or loss attributable to prior service years ("Postretirement Benefit Obligation"); provided that, the amount payable for Postretirement Benefit Obligations during any month shall be determined by the Corporation based on, among other factors, the Statement of Financial Accounting Standards No. 106 (Employers' Accounting For Postretirement Benefits Other Than Pensions) and any applicable accounting standards, policies or practices as adopted from time to time relating to accruals with respect to all or any portion of such Postretirement Benefit Obligation.

                 (f) Component (F) shall consist of an amount that may be incurred in connection with the decommissioning, shutdown, demolition and closing of the Project Generating Stations when production of electric power and energy is discontinued at such Project Generating Stations, which amount shall include, without limitation the following costs (net of any salvage credits): the costs of demolishing the plants' building structures, disposal of non-salvageable materials, removal and disposal of insulating materials, removal and disposal of storage tanks and associated piping, disposal or removal of materials and supplies (including fuel oil and coal), grading, covering and reclaiming storage and disposal areas, disposing of ash in ash ponds to the extent required by regulatory authorities, undertaking corrective or remedial action required by regulatory authorities, and any other costs incurred in putting the facilities in a condition necessary to protect health or the environment or which are required by regulatory authorities, or which are incurred to fund continuing obligations to monitor or to correct environmental problems which result, or are later discovered to result, from the facilities' operation, closure or post-closure activities ("Decommissioning and Demolition Obligation") provided that, the amount payable for Decommissioning and Demolition Obligations during any month shall be calculated by Corporation based on, among other factors, the then-estimated useful life of the Project Generating Stations and any applicable accounting standards, policies or practices as adopted from time to time relating to accruals with respect to all or any portion of such Decommissioning and Demolition Obligation, and provided further that, the Corporation shall recalculate the amount payable under this Component (F) for future months from time to time, but in no event later than five
               (5) years after the most recent calculation.

	5.04. ECAR and OVEC Emergency Energy. The amount to be paid to Corporation for ECAR Emergency Energy supply under this Agreement shall be 98.74 mills per kilowatt hour (plus transmission charges calculated in accordance with applicable law).  The amount to be paid to Corporation for OVEC Emergency
Energy purchased by Corporation under this Agreement shall be the applicable FERC filed emergency energy charge per kilowatt hour
(plus any applicable transmission charges calculated in accordance with applicable law).

	5.05. Minimum Loading Event Costs. To the extent that, as a result of the failure by one or more Sponsoring Companies to take its respective Power Participation Ratio share of the applicable
Total Minimum Generating Output during any hour, a Minimum
Loading Event shall occur, then the sum of all Minimum Loading
Event Costs relating to such Minimum Loading Event shall be charged to such Sponsoring Company or group of Sponsoring
Companies that failed take its respective Power Participation
Ratio share of the applicable Total Minimum Generating Output during such period, with such Minimum Loading Event Costs allocated among such Sponsoring Companies on a pro-rata basis in accordance with such Sponsoring Company's MWh share of the MWh reduction in the delivery of Available Energy causing any Minimum
Loading Event.  The applicable charges for Minimum Loading Event
Costs as determined by the corporation in accordance with Section

	5.05 shall be paid each month by the applicable Sponsoring
Companies.

                            ARTICLE 6

                   Metering of Energy Supplied

	6.01. Measuring Instruments. The parties hereto shall own and maintain such metering equipment as may be necessary to provide complete information regarding the delivery of power and energy to or for the account of any of the parties hereto; and the ownership and expense of such metering shall be in accordance with agreements among them. Each party will at its own expense make such periodic tests and inspections of its meters as may be necessary to maintain them at the highest practical commercial standard of accuracy and will advise all other interested parties hereto promptly of the results of any such test showing an inaccuracy of more than 1%. Each party will make additional tests of its meters at the request of any other interested party. Other interested parties shall be given notice of, and may have representatives present at, any test and inspection made by another party.


                            ARTICLE 7

        Costs of Replacements and Additional Facilities;
                 Payments for Employee Benefits;
    Decommissioning, Shutdown, Demolition and Closing Charges

	7.01. Replacement Costs. The Sponsoring Companies shall reimburse Corporation for the difference between (a) the total cost of replacements chargeable to property and plant made by Corporation during any month prior thereto (and not previously reimbursed) and (b) the amounts received by Corporation as proceeds of fire or other applicable insurance protection, or amounts recovered from third parties responsible for damages requiring replacement, plus provision for all taxes on income on such difference; provided that, to the extent that the Corporation arranges for the financing of any replacements, the payments due under this Section 7.01 shall equal the amount of all principal, interest, taxes and other costs and expenses related to such financing during any month. Each Sponsoring Company's share of such payment shall be the percentage of such costs represented by its Power Participation Ratio. The term cost of replacements, as used herein, shall include all components of cost, plus removal expense, less salvage.

	7.02. Additional Facility Costs. The Sponsoring Companies shall reimburse Corporation for the total cost of additional facilities and/or spare parts purchased and/or installed by Corporation during any month prior thereto (and not previously reimbursed), plus provision for all taxes on income on such costs; provided that, to the extent that the Corporation arranges for the financing of any additional facilities and/or spare parts, the payments due under this Section 7.02 shall equal the amount of all principal, interest, taxes and other costs and expenses related to such financing during any month. Each
Sponsoring Company's share of such payment shall be the percentage of such costs represented by its Power Participation
Ratio.

	7.03. Payments for Employee Benefits. Not later than the effective date of termination of this Agreement, each Sponsoring Company will pay to Corporation its Power Participation Ratio share of additional amounts, after provision for any taxes that may be applicable thereto, sufficient to cover any shortfall if the amount of the Postretirement Benefit Obligation collected by the Corporation prior to the effective date of termination of the Agreement is insufficient to permit Corporation to fulfill its commitments or obligations with respect to both postemployment benefit obligations under the Statement of Financial Accounting Standards No. 112 and postretirement benefits other than pensions, as determined by Corporation with the aid of an actuary or actuaries selected by the Corporation based on the terms of the Corporation's then-applicable plans.

	7.04. Decommissioning, Shutdown, Demolition and Closing. The Sponsoring Companies recognize that a part of the cost of supplying power to it under this Agreement is the amount that may be incurred in connection with the decommissioning, shutdown, demolition and closing of the Project Generating Stations when production of electric power and energy is discontinued at such Project Generating Stations. Not later than the effective date of termination of this Agreement, each Sponsoring Company will pay to Corporation its Power Participation Ratio share of additional amounts, after provision for any taxes that may be applicable thereto, sufficient to cover any shortfall if the amount of the Decommissioning and Demolition Obligation collected by the Corporation prior to the effective date of termination of the Agreement is insufficient to permit Corporation to complete the decommissioning, shutdown, demolition and closing of the Project Generating Stations, based on the Corporation's recalculation of the Decommissioning and Demolition Obligation in accordance with Section 5.03(f) of this Agreement no earlier than twelve (12) months before the effective date of termination of this Agreement.

                            ARTICLE 8

                       Billing and Payment

	8.01. Available Power, and Replacement and Additional Facility Costs. As soon as practicable after the end of each month Corporation shall render to each Sponsoring Company a statement of all Available Power and Available Energy supplied to or for the account of such Sponsoring Company during such month, specifying the amount due to the Corporation therefor, including any amounts for reimbursement for the cost of replacements and additional facilities and/or spare parts incurred during such month, pursuant to Articles 5 and 7 above. Such Sponsoring Company shall make payment therefor promptly upon the receipt of such statement, but in no event later than fifteen (15) days after the date of receipt of such statement. In case any factor entering into the computation of the amount due for Available Power and Available Energy cannot be determined at the time, it shall be estimated subject to adjustment when the actual determination can be made.

	8.02. Provisional Payments for Available Power. The Sponsoring Companies shall, from time to time, at the request of the Corporation, make provisional semi-monthly payments for Available Power in amounts approximately equal to the estimated amounts payable for Available Power delivered by Corporation to the Sponsoring Companies during each semi-monthly period. As soon as practicable after the end of each semi-monthly period with respect to which Corporation has requested the Sponsoring Companies to make provisional semi-monthly payments for Available Power, Corporation shall render to each Sponsoring Company a separate statement indicating the amount payable by such Sponsoring Company for such semi-monthly period. Such Sponsoring Company shall make payment therefor promptly upon receipt of such statement, but in no event later than fifteen (15) days after the date of receipt of such statement and the amounts so paid by such Sponsoring Company shall be credited to the account of such Sponsoring Company with respect to future payments to be made pursuant to Articles 5 and 7 above by such Sponsoring Company to Corporation for Available Power.

	8.03. ECAR and OVEC Emergency Energy. As soon as practicable after the end of each month, Corporation shall render to each Sponsoring Company a statement indicating all ECAR Emergency
Energy supplied to or for the account of such Sponsoring Company during such month and all OVEC Emergency Energy supplied to Corporation during such month, specifying the amount due to the Corporation therefor pursuant to Article 5 above; provided, however, that Corporation shall credit any payments which Corporation owes to any Sponsoring Company for ECAR Emergency
Energy against the amounts otherwise payable by such Sponsoring
Company for OVEC Emergency Energy. Such Sponsoring Company shall make payment therefor promptly upon the receipt of such statement, but in no event later than fifteen (15) days after the date of receipt of such statement. In case the computation of the amount due for ECAR Emergency Energy or OVEC Emergency Energy cannot be determined at the time, it shall be estimated subject to adjustment when the actual determination can be made, and all payments shall be subject to subsequent adjustment.

	8.04. Minimum Loading Event Costs. As soon as practicable after the end of each month, Corporation shall render to each Sponsoring Company a statement indicating any applicable charges for Minimum Loading Event Costs pursuant to Section 5.05 during such month, specifying the amount due to the Corporation therefor pursuant to Article 5 above. Such Sponsoring Company shall make payment therefor promptly upon the receipt of such statement, but in no event later than fifteen (15) days after the date of receipt of such statement. In case the computation of the amount due for Minimum Loading Event Costs cannot be determined at the time, it shall be estimated subject to adjustment when the actual determination can be made, and all payments shall be subject to subsequent adjustment.

	8.05.     Unconditional Obligation to Pay Demand and Other
Charges. The obligation of each Sponsoring Company to pay its specified portion of the Demand Charge under Section 5.03 and all charges under Article 7 for any Month shall not be reduced irrespective of:
            (a) whether or not any Available Power or Available Energy are supplied by the Corporation during such calendar month and whether or not any Available Power or Available Energy are accepted by any Sponsoring Company during such calendar month;

            (b) the existence of any claim, set-off, defense, reduction, abatement or other right (other than irrevocable payment, performance, satisfaction or discharge in full) that such Sponsoring Company may have, or which may at any time be available to or be asserted by such Sponsoring Company, against the Corporation , any other Sponsoring Company, any creditor of the Corporation or any other Person (including, without limitation, arising as a result of any breach or alleged breach by either the Corporation, any other Sponsoring Company, any creditor of the Corporation or any other Person under this Agreement or any other agreement (whether or not related to the transactions contemplated by this Agreement or any other agreement) to which such party is a party); or

            (c) the validity or enforceability against any other Sponsoring Company of this Agreement or any right or obligation hereunder
          (or any release or discharge thereof) at any time.

                            ARTICLE 9


                       General Provisions

	9.01. Characteristics of Supply and Points of Delivery. All power and energy delivered hereunder shall be 3-phase, 60-cycle, alternating current, at a nominal unregulated voltage designated for the point of delivery as described in this Article 9.
Available Power and Available Energy to be delivered between Corporation and the Sponsoring Companies pursuant to this Agreement shall be delivered at the points, as scheduled by the Sponsoring Company in accordance with procedures established by the Operating Committee and in accordance with Section 9.02, where the transmission facilities of Corporation interconnect with the transmission facilities of any Sponsoring Company (or its successor or predecessor); provided that, to the extent that a joint and common market is established for the sale of power and energy by Sponsoring Companies within one or more of the regional transmission organizations or independent system operators approved by the Federal Energy Regulatory Commission in which the Sponsoring Companies are members or otherwise participate, then Corporation and the Sponsoring Companies shall take such action as reasonably necessary to permit the Sponsoring
Companies to bid their entitlement to power and energy from Corporation into such market(s) in accordance with the procedures established for such market(s).

	9.02. Modification of Delivery Schedules Based on Available Transmission Capability. To the extent that transmission capability available for the delivery of Available Power and Available Energy at any delivery point is less than the total amount of Available Power and Available Energy scheduled for delivery by the Sponsoring Companies at such delivery point in accordance with Section 9.01, then the following procedures shall apply and the Corporation and the applicable Sponsoring Companies shall modify their delivery schedules accordingly until the total amount of Available Power and Available Energy scheduled for delivery at such delivery point is equal to or less than the transmission capability available for the delivery of Available
Power and Available Energy: (a) the transmission capability available for the delivery of Available Power and Available
Energy at the following delivery points shall be allocated first on a pro rata basis (in whole MW increments) to the following
Sponsoring Companies up to their Power Participation Ratio share of the total amount of Available Energy available to all Sponsoring Companies (and as applicable, further allocated among Sponsoring Companies entitled to allocation under this Section
9.02(a) in accordance with their Power Participation Ratios): (i) to Allegheny, Appalachian, Columbus, FirstEnergy, Indiana,
Monongahela and Ohio Power (or their successors) for deliveries at the points of interconnection between the Corporation and Appalachian, Columbus, Indiana or Ohio Power, or their successors; (ii) to Cincinnati (or its successor) for deliveries at the points of interconnection between the Corporation and Cincinnati or its successor; (iii) to Dayton (or its successor) for deliveries at the points of interconnection between the Corporation and Dayton or its successor; and (iv) to Kentucky, Louisville and Southern Indiana (or their successors) for deliveries at the points of interconnection between the Corporation and Louisville or Kentucky, or their successors; and
(b) any remaining transmission capability available for the delivery of Available Power and Available Energy shall be allocated on a pro rata basis (in whole MW increments) to the Sponsoring Companies in accordance with their Power Participation
Ratios.

	9.03. Operation and Maintenance of Systems Involved. Corporation and the Sponsoring Companies shall operate their systems in parallel, directly or indirectly, except during emergencies that temporarily preclude parallel operation. The parties hereto agree to coordinate their operations to assure maximum continuity of service from the Project Generating Stations, and with relation thereto shall cooperate with one another in the establishment of schedules for maintenance and operation of equipment and shall cooperate in the coordination of relay protection, frequency control, and communication and telemetering systems. The parties shall build, maintain and operate their respective systems in such a manner as to minimize so far as practicable rapid fluctuations in energy flow among the systems. The parties shall cooperate with one another in the operation of reactive capacity so as to assure mutually satisfactory power factor conditions among themselves.

          The parties hereto shall exercise due diligence and foresight in carrying out all matters related to the providing and operating of their respective power resources so as to minimize to the extent practicable deviations between actual and scheduled deliveries of power and energy among their systems. The parties hereto shall provide and/or install on their respective systems such communication, telemetering, frequency and/or tie-line control facilities essential to so minimizing such deviations; and shall fully cooperate with one another and with third parties (such third parties whose systems are either directly or indirectly interconnected with the systems of the Sponsoring Companies and who of necessity together with the parties hereto must unify their efforts cooperatively to achieve effective and efficient interconnected systems operation) in developing and executing operating procedures that will enable the parties hereto to avoid to the extent practicable deviations from scheduled deliveries.

          In order to foster coordination of the operation and maintenance of Corporation's transmission facilities with those facilities of Sponsoring Companies that are owned or functionally controlled by a regional transmission organization or independent system operator, Corporation shall use commercially reasonable efforts to enter into a coordination agreement with any regional transmission organization or independent system operator approved by the Federal Energy Regulatory Commission that operates transmission facilities that interconnect with Corporation's transmission facilities, and to enter into a mutually agreeable services agreement with a regional transmission organization or independent system operator to provide the Corporation with reliability and security coordination services and other related services.

	9.04. Power Deliveries as Affected by Physical Characteristics of Systems. It is recognized that the physical and electrical characteristics of the transmission facilities of the interconnected network of which the transmission systems of the Sponsoring Companies, Corporation, and other systems of third parties not parties hereto are a part, may at times preclude the direct delivery at the points of interconnection between the transmission systems of one or more of the Sponsoring Companies and Corporation, of some portion of the energy supplied under this Agreement, and that in each such case, because of said characteristics, some of the energy will be delivered at points which interconnect the system of one or more of the Sponsoring Companies with systems of companies not parties to this Agreement. The parties hereto shall cooperate in the development of mutually satisfactory arrangements among themselves and with such companies not parties hereto whereby the supply of power and energy contemplated hereunder can be fulfilled.

	9.05. Operating Committee. There shall be an "Operating Committee" consisting of one member appointed by the Corporation and one member appointed by each of the Sponsoring Companies electing so to do; provided that, if any two or more Sponsoring Companies are Affiliates, then such Affiliates shall together be entitled to appoint only one member to the Operating Committee.
The "Operating Committee" shall establish (and modify as necessary) scheduling, operating, testing and maintenance procedures of the Corporation in support of this Agreement, including establishing: (i) procedures for scheduling delivery of Available Energy under Section 4.03, (ii) procedures for power and energy accounting, (iii) procedures for the determination and the accounting of transmission losses, (iv) the Minimum
Generating Unit Output, and (v) the form of notifications relating to power and energy and the price thereof. In addition, the Operating Committee shall consider and make recommendations to Corporation's Board of Directors with respect to such other problems as may arise affecting the transactions under this Agreement. The decisions of the Operating Committee, including the adoption or modification of any procedure by the Operating Committee pursuant to this Section 9.04, must receive the affirmative vote of at least two-thirds of the members of the Operating Committee, regardless of the number of members of the Operating Committee present at any meeting.

	9.06. Acknowledgment of Certain Rights. For the avoidance of doubt, all of the parties to this Agreement acknowledge and agree that (i) as of the Effective Date of this Agreement, certain rights and obligations of the Sponsoring Companies under the Original Agreement will be changed, modified or otherwise removed, (ii) to the extent that the rights of any Sponsoring
Company will be changed, modified or otherwise removed as of the Effective Date of this Agreement, such Sponsoring Company may be entitled to rights under applicable law, regulation, rules or orders under the Federal Power Act or otherwise adopted by the Federal Energy Regulatory Commission ("FERC"), (iii) as a result of the elimination as of the Effective Date of this Agreement of the firm transmission service previously provided during the term of the Original Agreement to Sponsoring Companies whose transmission systems were only indirectly connected to the Corporation's facilities through intervening transmission systems by certain Sponsoring Companies whose transmission systems were directly connected to the Corporation's facilities, such Sponsoring Companies whose transmission systems were only indirectly connected to the Corporation's facilities through intervening transmission systems shall be entitled to such "roll over" firm transmission service for delivery of their entitlement to their Power Participation Ratio share of Surplus Power and Surplus Energy under this Agreement, to the border of such Sponsoring Company system and intervening Sponsoring Company system, as would be accorded a long-term firm point-to-point transmission service reservation under the then otherwise applicable FERC Open Access Transmission Tariff ("OATT"), (iv) the obligation of any Sponsoring Company to maintain or expand transmission capacity to accommodate another Sponsoring Company's
"roll over" rights to transmission service for delivery of their entitlement to their Power Participation Ratio share of Surplus
Power and Surplus Energy under this Agreement shall be consistent with the obligations it would have for long-term firm point-to-point transmission service provided pursuant to the then otherwise applicable OATT, and (v) the parties shall cooperate with any Sponsoring Company that seeks to obtain and/or exercise any such rights available under applicable law, regulation, rules or orders under the Federal Power Act or otherwise adopted by the FERC.

	9.07. Term of Agreement. This Agreement shall become effective upon the Effective Date and shall terminate upon the earlier of: (1) March 13, 2026 or (2) the sale or other disposition of all of the facilities of the Project Generating Stations or the permanent cessation of operation of such facilities; provided that, the provisions of Articles 5, 7 and 8, this Section 9.07 and Sections 9.08, 9.09, 9.10, 9.11, 9.12,
9.14, 9.15, 9.16, 9.17 and 9.18 shall survive the termination of this Agreement, and no termination of this Agreement, for whatever reason, shall release any Sponsoring Company of any obligations or liabilities incurred prior to such termination.

	9.08. Access to Records. Corporation shall, at all reasonable times, upon the request of any Sponsoring Company, grant to its representatives reasonable access to the books, records and accounts of the Corporation, and furnish such Sponsoring Company such information as it may reasonably request, to enable it to determine the accuracy and reasonableness of payments made for energy supplied under this Agreement.

	9.09. Modification of Agreement. Absent the agreement of all parties to this Agreement, the standard for changes to provisions of this Agreement related to rates proposed by a party, a non-party or the Federal Energy Regulatory Commission (or a successor agency) acting sua sponte shall be the "public interest" standard of review set forth in United Gas Pipeline Co. v. Mobile Gas
Serv. Corp., 350 U.S. 332 (1956) and Federal Power Comm'n v.
Sierra Pacific Power Co., 350 U.S. 348 (1956).

	9.10. Arbitration. Any controversy, dispute or claim arising out of this Agreement or the refusal by any party hereto to perform the whole or any part thereof, shall be determined by arbitration, in the City of Columbus, Franklin County, Ohio, in accordance with the Commercial Arbitration Rules of the American
Arbitration Association or any successor organization, except as otherwise set forth in this Section 9.10.

          The party demanding arbitration shall serve notice in writing upon all other parties hereto, setting forth in detail the controversy, dispute or claim with respect to which arbitration is demanded, and the parties shall thereupon endeavor to agree upon an arbitration board, which shall consist of three members ("Arbitration Board"). If all the parties hereto fail so to agree within a period of thirty (30) days from the original notice, the party demanding arbitration may, by written notice to all other parties hereto, direct that any members of the Arbitration Board that have not been agreed to by the parties shall be selected by the American Arbitration Association, or any successor organization. No person shall be eligible for appointment to the Arbitration Board who is an officer, employee, shareholder of or otherwise interested in any of the parties hereto or in the matter sought to be arbitrated.

          The Arbitration Board shall afford adequate opportunity to all parties hereto to present information with respect to the controversy, dispute or claim submitted to arbitration and may request further information from any party hereto; provided, however, that the parties hereto may, by mutual agreement, specify the rules which are to govern any proceeding before the Arbitration Board and limit the matters to be considered by the Arbitration Board, in which event the Arbitration Board shall be governed by the terms and conditions of such agreement.

          The determination or award of the Arbitration Board shall be made upon a determination of a majority of the members thereof. The findings and award of the Arbitration Board shall be final and conclusive with respect to the controversy, dispute or claim submitted for arbitration and shall be binding upon the parties hereto, except as otherwise provided by law. The award of the Arbitration Board shall specify the manner and extent of the division of the costs of the arbitration proceeding among the parties hereto.

	9.11. Liability. The rights and obligations of all the parties hereto shall be several and not joint or joint and several.

	9.12. Force Majeure. No party hereto shall be held responsible or liable for any loss or damage on account of non-delivery of energy hereunder at any time caused by an event of Force Majeure. "Force Majeure" shall mean the occurrence or non-occurrence of any act or event that could not reasonably have been expected and avoided by exercise of due diligence and foresight and such act or event is beyond the reasonable control of such party, including to the extent caused by act of God, fire, flood, explosion, strike, civil or military authority, insurrection or riot, act of the elements, or failure of equipment. For the avoidance of doubt, "Force Majeure" shall in no event be based on any Sponsoring Company's financial or economic conditions, including without limitation (i) the loss of the Sponsoring Company's markets; or (ii) the Sponsoring Company's inability economically to use or resell the Available Power or Available Energy purchased hereunder.

	9.13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

	9.14. Regulatory Approvals. This Agreement is made subject to the jurisdiction of any governmental authority or authorities having jurisdiction in the premises and the performance thereof shall be subject to the following:

            (a) The receipt of all regulatory approvals, in form and substance satisfactory to Corporation, necessary to permit Corporation to perform all the duties and obligations to be performed by Corporation hereunder.

	    (b) The receipt of all regulatory approvals, in form and substance satisfactory to the Sponsoring Companies, necessary to permit the Sponsoring Companies to carry out all transactions contemplated herein.

	9.15. Notices. All notices, requests or other communications under this Agreement shall be in writing and shall be sufficient in all respects: (i) if delivered in person or by courier, upon receipt by the intended recipient or an employee that routinely accepts packages or letters from couriers or other persons for delivery to personnel at the address identified above (as confirmed by, if delivered by courier, the records of such courier), (ii) if sent by facsimile transmission, when the sender receives confirmation from the sending facsimile machine that such facsimile transmission was transmitted to the facsimile number of the addressee, or (iii) if mailed, upon the date of delivery as shown by the return receipt therefor.

	9.16. Waiver. Performance by any party to this Agreement of any responsibility or obligation to be performed by such party or compliance by such party with any condition contained in this Agreement may by a written instrument signed by all other parties to this Agreement be waived in any one or more instances, but the failure of any party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.

	9.17. Titles of Articles and Sections. The titles of the Articles and Sections in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

	9.18. Successors and Assigns. This Agreement may be executed in any number of counterparts, all of which shall constitute but one and the same document.

	9.181 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but a party to this Agreement may not assign this Agreement or any of its rights, title or interests in or obligations (including without limitation the assumption of debt obligations) under this Agreement, except to a successor to all or substantially all the properties and assets of such party or as provided in Section 9.182 or 9.183, without the written consent of all the other parties hereto.

	9.182 Notwithstanding the provisions of Section 9.181, any Sponsoring Company shall be permitted to, upon thirty (30) days notice to the Corporation and each other Sponsoring Company, without any further action by the Corporation or the other Sponsoring Companies, assign all or part of its rights, title and interests in, and obligations under this Agreement to a Permitted Assignee, provided that, the assignee and assignor of the rights, title and interests in, and obligations under, this Agreement have executed an assignment agreement in form and substance acceptable to the Corporation in its reasonable discretion (including, without limitation, the agreement by the Sponsoring Company assigning such rights, title and interests in, and obligations under, this Agreement to reimburse the Corporation and the other Sponsoring Companies for any fees or expenses required under any security issued, or agreement entered into, by the Corporation as a result of such assignment, including without limitation any consent fee or additional financing costs to the Corporation under the Corporation's then-existing securities or agreements resulting from such assignment).

	9.183 Notwithstanding the provisions of Section 9.181, any Sponsoring Company shall be permitted to, subject to compliance with all of the requirements of this Section 9.183, assign all or part of its rights, title and interests in, and obligations under this Agreement to a Third Party without any further action by the Corporation or the other Sponsoring Companies.
                 (a) A Sponsoring Company (the "Transferring Sponsor") that desires to assign all or part of its rights, title and interests in, and obligations under this Agreement to a Third Party shall deliver an Offer Notice to the Corporation and each other Sponsoring Company. The Offer Notice shall be deemed to be an irrevocable offer of the subject rights, title and interests in, and obligations under this Agreement to each of the other Sponsoring Companies that is not an Affiliate of the Transferring Sponsor, which offer must be held open for no less than thirty
               (30) days from the date of the Offer Notice (the "Election Period").

                 (b) The Sponsoring Companies (other than the Transferring Sponsor and its Affiliates) shall first have the right, but not the obligation, to purchase all of the rights, title and interests in, and obligations under this Agreement described in the Offer Notice at the price and on the terms specified therein by delivering written notice of such election to the Transferring Sponsor and the Corporation within the Election Period; provided that, irrespective of the terms and conditions of the Offer Notice, a Sponsoring Company may condition its election to purchase the interest described in the Offer Notice on the receipt of approval or consent from such Sponsoring Company's Board of Directors; provided further that, written notice of such conditional election must be delivered to the Transferring Sponsor and the Corporation within the Election Period and such conditional election shall be deemed withdrawn (as if it had never been provided) unless the Sponsoring Company that delivered such conditional election subsequently delivers written notice to the Transferring Sponsor and the Corporation on or before the tenth (10th) day after the expiration of the Election Period that all necessary approval or consent of such Sponsoring Company's Board of Directors have been obtained. To the extent that more than one Sponsoring Company exercises its right to purchase all of the rights, title and interests in, and obligations under this Agreement described in the Offer Notice in accordance with the previous sentence, such rights, title and interests in, and obligations under this Agreement shall be allotted (successively if necessary) among the Sponsoring Companies exercising such right in proportion to their respective Power Participation Ratios.

                 (c) Each Sponsoring Company exercising its right to purchase any rights, title and interests in, and obligations under this Agreement pursuant to this Section 9.183 may choose to have an Affiliate purchase such rights, title and interests in, and obligations under this Agreement; provided that, notwithstanding anything in this Section 9.183 to the contrary, any assignment to a Sponsoring Company or its Affiliate hereunder must comply with the requirements of Section 9.182.

                 (d) If one or more Sponsoring Companies have elected to purchase all of the rights, title and interests in, and obligations under this Agreement of the Transferring Sponsor pursuant to the Offer Notice, the assignment of such rights, title and interests in, and obligations under this Agreement shall be consummated as soon as practical after the delivery of the election notices, but in any event no later than fifteen
               (15) days after the filing and receipt, as applicable, of all necessary governmental filings, consents or other approvals and the expiration of all applicable waiting periods. At the closing of the purchase of such rights, title and interests in, and obligations under this Agreement from the Transferring Sponsor, the Transferring Sponsor shall provide representations and warranties customary for transactions of this type, including those as to its title to such securities and that there are no liens or other encumbrances on such securities (other than pursuant to this Agreement) and shall sign such documents as may reasonably be requested by the Corporation and the other Sponsoring Companies. The Sponsoring Companies or their Affiliates shall only be required to pay cash for the rights, title and interests in, and obligations under this Agreement being assigned by the Transferring Sponsor.

	       (e) To the extent that the Sponsoring Companies have not elected to purchase all of the rights, title and interests in, and obligations under this Agreement described in the Offer Notice, the Transferring Sponsor may, within one-hundred and eighty (180) days after the later of the expiration of the Election Period or the deemed withdrawal of a conditional election by a Sponsoring Company under Section 9.183(b) hereof (if applicable), enter into a definitive agreement to, assign such rights, title and interests in, and obligations under this Agreement to a Third Party at a price no less than 92.5% of the purchase price specified in the Offer Notice and on other material terms and conditions no more favorable to the such Third Party than those specified in the Offer Notice; provided that such purchases shall be conditioned upon: (i) such Third Party having long-term unsecured non-credit enhanced indebtedness, as of the date of such assignment, with a Standard & Poor's credit rating of at least BBB- and a Moody's Investors Service, Inc. credit rating of at least Baa3 (provided that, if such Third Party's long-term unsecured non-credit enhanced indebtedness is not currently rated by one of Standard & Poor's or Moody, such Third Party's long- term unsecured non-credit enhanced indebtedness, as of the date of such assignment, must have either a Standard & Poor's credit rating of at least BBB- or a Moody's Investors Service, Inc. credit rating of at least Baa3);
               (ii) the filing or receipt, as applicable, of any necessary governmental filings, consents or other approvals; (iii) the determination by counsel for the Corporation that the assignment of the rights, title or interests in, or obligations under, this Agreement to such Third Party would not cause a termination, default, loss or payment obligation under any security issued, or agreement entered into, by the Corporation prior to such transfer; and (iv) such Third Party executing a counterpart of this Agreement, and both such Third Party and the Sponsoring Company which is assigning its rights, title and interests in, and obligations under, this Agreement executing such other documents as may be reasonably requested by the Corporation (including, without limitation, an assignment agreement in form and substance acceptable to the Corporation in its reasonable discretion and containing the agreement by such Sponsoring Company to reimburse the Corporation and the other Sponsoring Companies for any fees or expenses required under any security issued, or agreement entered into, by the Corporation as a result of such assignment, including without limitation any consent fee or additional financing costs to the Corporation under the Corporation's then-existing securities or agreements resulting from such assignment). In the event that the Sponsoring Company and a Third Party have not entered into a definitive agreement to assign the interests specified in the Offer Notice to such Third Party within the later of one-hundred and eighty (180) days after the expiration of the Election Period or the deemed withdrawal of a conditional election by a Sponsoring Company under Section 9.183(b) hereof (if applicable) for any reason or if either the price to be paid by such Third Party would be less than 92.5% of the purchase price specified in the Offer Notice or the other material terms of such assignment would be more favorable to such Third Party than the terms specified in the Offer Notice, then the restrictions provided for herein shall again be effective, and no assignment of any rights, title and interests in, and obligations under this Agreement may be made thereafter without again offering the same to Sponsoring Companies in accordance with this Section 9.183.

                           ARTICLE 10


                 Representations and Warranties

	10.01. Representations and Warranties. Each Sponsoring Company hereby represents and warrants for itself, on and as of the date of this Agreement, as follows:

                (a) it is duly organized, validly existing and in good standing under the laws of its state of organization, with full corporate power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder;

                 (b) it has duly authorized, executed and delivered this Agreement, and upon the execution and delivery by all of the parties hereto, this Agreement will be in full force and effect, and will constitute a legal, valid and binding obligation of such Sponsoring Company, enforceable in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally;

                 (c) Except as set forth in Schedule 10.01(c) hereto, no consents or approvals of, or filings or registrations with, any governmental authority or public regulatory authority or agency, federal state or local, or any other entity or person are required in connection with the execution, delivery and performance by it of this Agreement, except for those which have been duly obtained or made and are in full force and effect, have not been revoked, and are not the subject of a pending appeal; and

                 (d) the execution, delivery and performance by it of this Agreement will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under its charter or by-laws or any indenture or other material agreement or instrument to which it is a party or by which it may be bound or result in the imposition of any liens, claims or encumbrances on any of its property.

                           ARTICLE 11

                 Events of Default and Remedies

	11.01. Payment Default. If any Sponsoring Company fails to make full payment to Corporation under this Agreement when due and such failure is not remedied within ten (10) days after receipt of notice of such failure from the Corporation, then such failure shall constitute a "Payment Default" on the part of such Sponsoring Company. Upon a Payment Default, the Corporation may suspend service to the Sponsoring Company that has caused such Payment Default for all or part of the period of continuing default (and such Sponsoring Company shall be deemed to have notified the Corporation and the other Sponsoring Companies that any Available Energy shall be available for scheduling by such other Sponsoring Companies in accordance with Section 4.032).
The Corporation's right to suspend service shall not be exclusive, but shall be in addition to all remedies available to the Corporation at law or in equity. No suspension of service or termination of this Agreement shall relieve any Sponsoring
Company of its obligations under this Agreement, which are absolute and unconditional.

	11.02. Performance Default. If the Corporation or any Sponsoring Company fails to comply in any material respect with any of the material terms, conditions and covenants of this Agreement (and such failure does not constitute a Payment Default under Section 11.01), the Corporation (in the case of a default by any Sponsoring Company) and any Sponsoring Company (in the case of a default by the Corporation) shall give the defaulting party written notice of the default ("Performance Default"). To the extent that a Performance Default is not cured within thirty
(30) days after receipt of notice thereof (or within such longer period of time, not to exceed sixty (60) additional days, as necessary for the defaulting party with the exercise of reasonable diligence to cure such default), then the Corporation (in the case of a default by any Sponsoring Company) and any Sponsoring Company (in the case of a default by the Corporation) shall have all of the rights and remedies provided at law and in equity, other than termination of this Agreement or any release of the obligation of the Sponsoring Companies to make payments pursuant to this Agreement, which obligation shall remain absolute and unconditional.

	11.03. Waiver. No waiver by the Corporation or any Sponsoring Company of any one or more defaults in the performance of any provision of this Agreement shall be construed as a waiver of any other default or defaults, whether of a like kind or different nature.

	11.04. Limitation of Liability and Damages. TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER THE CORPORATION, NOR ANY
SPONSORING COMPANY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY
CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT
DAMAGES, LOST REVENUES, LOST PROFITS OR OTHER BUSINESS
INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, OR
OTHERWISE.


                    [Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Inter-Company Power Agreement to be duly executed and delivered by their proper and duly authorized officers to be effective as of March 13, 2006.



OHIO VALLEY ELECTRIC            ALLEGHENY ENERGY SUPPLY
CORPORATION                     COMPANY, LLC


By  /s/ Michael Morris          By  /s/ David C. Benson
Its   President                 Its   President


APPALACHIAN POWER COMPANY       THE CINCINNATI GAS &
                                ELECTRIC COMPANY


By  /s/ Henry Fayne             By  /s/ Michael J. Cyrus
Its   President                 Its   Executive Vice
                                President

COLUMBUS SOUTHERN POWER         THE DAYTON POWER AND LIGHT
COMPANY                         COMPANY


By  /s/ Henry Fayne             By  /s/ W. Steven Wolff
Its   President                 Its   President, Power
                                Production

FIRSTENERGY GENERATION CORP.    INDIANA MICHIGAN POWER
                                COMPANY

By  /s/ Donald R. Schneider     By  /s/ Henry Fayne
Its   President                 Its   President


KENTUCKY UTILITIES COMPANY      LOUISVILLE GAS AND ELECTRIC
                                COMPANY

By  /s/ Paul W. Thompson        By /s/ Paul W. Thompson
Its   Sr. Vice President -      Its   Sr. Vice President -
Energy Services                 Energy Services


MONONGAHELA POWER COMPANY       OHIO POWER COMPANY


By  /s/ David C. Benson         By  /s/ Henry Fayne
Its   Vice President            Its   President


SOUTHERN INDIANA GAS AND
ELECTRIC COMPANY


By  /s/ William S. Doty
Its   President